Exhibit 99.1

Polymer Group, Inc. 9335 Harris Corners Parkway Suite 300 Charlotte, NC 28269 www.polymergroupinc.com 704-697-5100

Polymer Group, Inc. Announces Global Price Increases

For Immediate Release

Friday, June 15, 2007

[CHARLOTTE, N.C.] --- Polymer Group, Inc. (OTC Bulletin Board: POLGA; POLGB) announced today that is implementing global price increases on most of its converted and roll goods products due to high levels of raw materials prices that have increased, in some cases, nearly 30% over the last six months. The price increases vary by specific product and range from 3 to 12 percent. The global supply situation of viscose is creating a difficult sourcing environment. In addition to pulp-based materials, petroleum-based raw materials including polyester, polypropylene and polyethylene, have increased since the beginning of the year.

“Prices for our raw materials eased in late 2006, but have since increased steadily as the capacity of our suppliers remains tight,” said Veronica (Ronee) M. Hagen, PGI chief executive officer. “We have been managing some of the cost increases throughout the year. However, as certain raw materials have seen dramatic increases in recent months, we are compelled to make necessary adjustments. We are committed to our customers to ensure we are delivering value through efficiency, quality and service. These price increases are necessary to ensure our customers continue to receive the best total value in the industry,” Hagen added.

Polymer Group, Inc., one of the world’s leading producers of nonwovens, is a global, technology-driven developer, producer and marketer of engineered materials. With the broadest range of process technologies in the nonwovens industry, PGI is a global supplier to leading consumer and industrial product manufacturers. The company operates 21 manufacturing and converting facilities throughout the world.

Safe Harbor Statement

Except for historical information contained herein, the matters set forth in this press release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements speak only as of the date of this release. Important factors that could cause actual results to differ materially from those discussed in such forward-looking statements include: general economic factors including, but not limited to, changes in interest rates, foreign currency translation rates, consumer confidence, trends in disposable income, changes in consumer demand for goods produced, and cyclical or other downturns; substantial debt levels and potential inability to maintain sufficient liquidity to finance the company’s operations and make necessary capital expenditures; inability to meet existing debt covenants; information and technological advances; changes in environmental laws and regulations; cost and availability of raw materials, labor and natural and other resources and the inability to pass raw material cost increases along to customers; domestic and foreign competition; reliance on major customers and suppliers; and risks related to operations in foreign jurisdictions. Investors and other readers are directed to consider the risks and uncertainties discussed in documents filed by Polymer Group, Inc. with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q.

For further information, please contact:

Dennis Norman
Vice President — Strategic Planning & Communication
(704) 697-5186
normand@pginw.com